Exhibit 10.4

SUNESIS PHARMACEUTICALS, INC.

November [    ], 2020

[EMPLOYEE NAME]

RE:    Exercise Period Extension and Retention Bonus Agreement

Dear [EMPLOYEE NAME]:

As you know, Sunesis Pharmaceuticals, Inc. (the “Company”) has executed an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), which, if the transactions contemplated thereby are consummated (the “Acquisition”), will make Viracta Therapeutics, Inc. a wholly-owned subsidiary of the Company. You are receiving this letter because the Company desires to offer to you a retention bonus and extend the post-termination exercise period associated with options you hold under the Company’s 2011 Equity Incentive Plan (the “Plan”), subject to the terms contained in this letter agreement (this “Retention Agreement”). This Retention Agreement is conditioned upon, and will become effective as of, the date of the closing of the Acquisition (the “Closing Date”). If the Acquisition is not consummated, this Retention Agreement will have no effect, will not be binding on the Company or on you, and neither you nor the Company will have any rights or obligations hereunder.

1.	Retention Bonus

In connection with the Acquisition, as an incentive for you to continue to contribute your efforts, talents and services to the Company continuously until the Closing Date, the Company is pleased to announce you will receive your 2020 target bonus, regardless of actual performance, in an amount equal to $[    ] (the “Retention Bonus”), based on the eligibility requirements set forth in this Retention Agreement. The Retention Bonus will be paid in a single lump sum, less payroll withholdings and deductions, on the first regularly scheduled payroll date occurring following the later of (i) the Release Effective Date (as defined below), and (ii) the Closing Date.

2.	Option Exercise Period Extension

As an additional incentive, the Company has adopted an amendment (the “Option Amendment”) which provides that each of your outstanding options granted under the Plan that are vested and that have an exercise price less than $10 per share (each, an “Eligible Option”) will remain exercisable until the earlier of (i) 12 months after the effective date of your termination, and (ii) the expiration date of your Eligible Option (the “Extended Exercise Period”). The Option Amendment will contingent on the terms of this Retention Agreement and will become effective as of the earlier of (a) the Release Effective Date and (b) the Closing Date. Any unexercised options subject to an Eligible Option shall be automatically cancelled at the end of the Extended Exercise Period without any payment. Your Eligible Options are set forth on Exhibit A, hereto. Each of your options that are not Eligible Options will continue to be governed by the terms of the Plan and your option agreement.

If any of your Eligible Options are incentive stock options, please note that in order to receive the tax benefits of an incentive stock option, you must hold the shares for both (i) two years from the date of grant, and (ii) one year from the date of exercise and that, by accepting the Option Amendment, each of your Eligible Options will be treated as if newly granted under the incentive stock option regulations and will restart the “two years from date of grant” holding period. If you do not accept the Option Amendment, then your Eligible Options will remain subject to their original terms. You should consult your own personal tax advisor for information regarding the tax treatment of stock option transactions.

3.	Outplacement

As an additional incentive, based on the eligibility requirements set forth in this Retention Agreement, in the event you suffer an Involuntary Termination Without Cause (as defined in your executive severance benefits agreement) on or prior to the Closing Date, then in addition to any benefits you may be entitled to under a severance benefit agreement with the Company, upon your separation from the Company, you will receive outplacement services for six months (the “Outplacement Benefit”).

4.	Eligibility

In order to be eligible for the Retention Bonus and the Option Amendment, you must either (i) remain employed by the Company on a full-time basis in good performance standing continuously until the Closing Date, with your termination to be effective immediately upon the Closing Date, or (ii) suffer an Involuntary Termination Without Cause (as defined in your executive severance benefits agreement) on or prior to the Closing Date. In order to be eligible for the Outplacement Benefit, you must suffer an Involuntary Termination Without Cause (as defined in your executive severance benefits agreement) on or prior to the Closing Date. In addition and notwithstanding the foregoing, in order to be eligible for the Retention Bonus, the Option Amendment and the Outplacement Benefit, you must execute and deliver a general release of all known and unknown claims in a release agreement acceptable to the Company (the “Release”) within no later than forty-five (45) calendar days following the earlier of (a) your Involuntary Termination Without Cause, and (b) the Closing Date, and permit the Release to become effective and irrevocable in accordance with its terms (the effective date of such release, the “Release Effective Date”).

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Sincerely,

Dayton Misfeldt
Interim Chief Executive Officer

ACKNOWLEDGMENT AND ACCEPTANCE

Accepted and Agreed:

Date: _______________
[EMPLOYEE NAME]

EXHIBIT A

Eligible Options